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                                                                       EXHIBIT 4

                    2001 VSI EMPLOYEES RESTRICTED STOCK PLAN


I.      GENERAL PROVISIONS

        A.      PURPOSE OF THE PLAN

               This 2001 VSI Employees Restricted Stock Plan is intended to promote the interests of Futurelink Corp., a Delaware corporation, by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation.

               Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

        B.      STRUCTURE OF THE PLAN

               Under the Plan, eligible persons may, at the discretion of the Plan Administrator, be awarded shares of Common Stock of the Company which shall be restricted in accordance with the terms of the Plan and a Restricted Stock Award Agreement to be executed concurrently with the issuance of such Shares.

        C.      ADMINISTRATION OF THE PLAN

               1. The Plan shall be administered by the Board. However, any or all administrative functions otherwise exercisable by the Board may be delegated to the Committee.

               2. The Plan Administrator shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan and any outstanding awards hereunder as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan. The Plan Administrator shall have the absolute discretion to effect awards under the Plan.

        D.      ELIGIBILITY

               Only VSI Employees who are not directors or officers of the Corporation are eligible to participate in the Plan. No director or officer of the Corporation is eligible to participate in the Plan. The Plan Administrator shall have full authority to determine which eligible VSI Employees are to receive stock awards, the time or times when such awards are to be made, the number of shares to be awarded to each Participant, the vesting schedule (if any) applicable to the awards and the consideration, if any, to be paid by the Participant for such shares.


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        E.      STOCK SUBJECT TO THE PLAN

               1. The stock awarded under the Plan shall be shares of authorized but unissued or reacquired Common Stock. The maximum number of shares of Common Stock which may be awarded pursuant to the Plan shall not exceed seventy-eight thousand nine hundred and forty-seven (78,947) shares.

               2. Unvested shares awarded under the Plan and subsequently forfeited to the Corporation pursuant to any award shall be added back to the number of shares of stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent stock awards under the Plan.

               3. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting such outstanding stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to the maximum number and/or class of securities issuable under the Plan. The adjustments determined by the Plan Administrator shall be final, binding and conclusive on all parties.

        F.      STOCK AWARD TERMS

               Shares of Common Stock may be awarded under the Plan on such terms and conditions as established by the Plan Administrator. Each such stock award shall be evidenced by a Restricted Stock Award Agreement which complies with the terms specified below.

               1. Shares of stock awarded under the Plan may, in the discretion of the Plan Administrator, vest in one or more installments over the Participant's period of Service, according to a specified vesting schedule which shall be set forth in the Restricted Stock Award Agreement.

               2. Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant's unvested shares of stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding stock as a class without the Corporation's receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant's unvested shares of such stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

               3. Subject to any limitations contained in the applicable Restricted Stock Award Agreement, the Participant shall have the same rights (such as voting and dividend rights) with respect to shares of stock awarded to the Participant under the Plan as any other holder of such stock, whether or not the Participant's interest in those shares is vested.

                      (a) Should the Participant's Service terminate or cease for any reason prior to the vesting of any award of shares of stock issued under the Plan, then all


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unvested shares shall be immediately forfeited and surrendered to the
Corporation for cancellation, and the Participant shall have no further rights of any kind with respect to those shares.

                      (b) The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of stock (or other assets attributable thereto) which would otherwise occur upon the non-completion of the vesting schedule applicable to such shares. Such waiver shall result in the immediate vesting of the Participant's interest in the shares of stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant's cessation of Service or the attainment or non-attainment of the applicable performance objectives.

        G.      SHARE ESCROW/LEGENDS

               Unvested shares may, in the Plan Administrator's discretion, be held in escrow by the Corporation until the Participant's interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing the unvested shares.

II.     MISCELLANEOUS

        A.      EFFECTIVE DATE AND TERM OF PLAN

               1. The Plan shall become effective when adopted by the Board. The Plan Administrator may award shares under the Plan at any time after the effective date of the Plan and before the date fixed herein for termination of the Plan.

               2. The Plan shall terminate upon the earliest of (i) the expiration of the ten (10)-year period measured from the date the Plan is adopted by the Board, and (ii) the date on which all shares available for issuance under the Plan shall have been awarded and are no longer unvested. All unvested stock issuances outstanding at the time of termination of the Plan shall continue to have full force and effect in accordance with the provisions of the Restricted Stock Award Agreement evidencing such issuances.

        B.      AMENDMENT OF THE PLAN

               The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to unvested stock issuances at the time outstanding under the Plan unless the Participant consents to such amendment or modification.

        C.      WITHHOLDING

               The Corporation's obligation to deliver shares of stock upon the vesting of any shares awarded under the Plan shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements as determined by the Corporation.


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               The implementation of the Plan and the issuance of any shares of stock under the Plan shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, and the shares of stock issued pursuant to it.

        D.      NO EMPLOYMENT OR SERVICE RIGHTS

               Nothing in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Subsidiary employing or retaining such person) or of the Participant, which rights are hereby expressly reserved by each. This Plan is not an employment agreement.


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                                    APPENDIX

        The following definitions shall be in effect under the Plan:

               BOARD shall mean the Corporation's Board of Directors.

               CODE shall mean the Internal Revenue Code of 1986, as amended.

               COMMITTEE shall mean a committee of the Board charged by the Board with the responsibility of administering the Plan.

               COMMON STOCK shall mean the Corporation's common stock, $.0001 par value per share, having the rights, preferences and privileges afforded such stock in the Certificate of Incorporation of the Corporation, as amended from time to time.

               CORPORATION shall mean FutureLink Corp., a Delaware corporation.

               PARTICIPANT shall mean any person who is awarded shares of Common Stock under the Plan.

               PLAN shall mean the Corporation's 2001 VSI Employees Restricted Stock Plan, as set forth in this document.

               PLAN ADMINISTRATOR shall mean either the Board or the Committee acting in its capacity as administrator of the Plan.

               RESTRICTED STOCK AWARD AGREEMENT shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock under the Plan.

               SERVICE shall mean the provision of services to the Corporation (or any Subsidiary) by a person in the capacity of a VSI Employee.

               SUBSIDIARY shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

               VSI shall mean the business known as Vertical Software, Inc., which is operated as FutureLink Maryland Corp, a Maryland corporation and a wholly-owned Subsidiary of the Corporation.

               VSI EMPLOYEE shall mean an individual who is in the employ of the Corporation (or any Subsidiary) and who works for the VSI division of the Corporation, subject to the control and direction of the Corporation as to both the work to be performed and the manner and method of performance.


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